Exhibit 10.21

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
COLLABORATION AND LICENSE AGREEMENT
     THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made as of October 29, 2004, by and between Sucampo Pharmaceuticals, Inc., a corporation organized under the laws of Delaware, having its principal place of business at 4733 Bethesda Avenue, Suite 450, Bethesda, Maryland 20814 USA (“SPI”), and Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, having its principal place of business at 1-1 Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Takeda”). SPI and Takeda are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     WHEREAS, SPI is a United States based pharmaceutical company; and
     WHEREAS, Takeda is a multinational health care company with research, development and marketing activities in North America through its Affiliates (as hereinafter defined), and it desires to obtain potential drug products to develop and commercialize for gastroenterology indications;
     WHEREAS, SPI has obtained and licensed rights to certain patents, patent applications and know-how, and certain data, related to the compound known as SPI-0211, from its affiliate Sucampo AG, a Swiss corporation having its principal place of business at Graben 5, CH-6300 Züg, Switzerland (“SAG”), and has developed the Product (hereinafter defined) for gastroenterology indications in certain countries including without limitation the United States and Canada; and
     WHEREAS, SPI has appointed R-Tech Ueno, Ltd., a corporation organized under the laws of Japan, having its principal place of business at 10F Yamato Life Insurance Bldg., 1-1-7 Uchisaiwaicho, Chiyoda-ku, Tokyo, 100-0011 Japan (“RTU”) as the exclusive contract manufacturer to manufacture and supply the Compound and the Product (both hereinafter defined) for clinical and commercial purposes in certain countries including without limitation the United States and Canada;
     WHEREAS, Takeda wishes to obtain from SPI an exclusive license to co-develop, use, sell, promote, offer for sale, import and distribute the Product for the gastroenterology indications in the United States and Canada under the Licensed Trademark (hereinafter defined);

and
     WHEREAS, SPI is willing to grant Takeda such license and establish a collaboration for the development and commercialization of SPI-0211 on the terms and conditions contained in this Agreement.
     Further, for the avoidance of doubt, the Parties intend to enter into Ancillary Agreements (hereinafter defined) with SAG regarding the intellectual property matters, and with RTU regarding the manufacturing and supply matters simultaneously with the execution of this Agreement.
     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto have agreed as follows:
Article 1 INTRODUCTORY PROVISIONS
1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:
“Additional Indication(s)” shall mean all Initial Indications, other than Constipation and Constipation-predominant Irritable Bowel Syndrome (“C-IBS”).
“Additional Territory” shall mean any of the following: (a) all countries in North America, Central America, South America, including the Caribbean but excluding the Initial Territory, (b) all countries in Europe, Middle East and Africa, or (c) all counties of the world other than those in the Initial Territory and those listed in (a) or (b) above. Takeda may obtain a license to Develop and Commercialize a Product for an Additional Territory as described in Section 3.3.
“Adverse Experience Data” shall mean all data concerning any serious or unexpected adverse events, side-effects and contraindications of any Product which come to the attention of either Party, its Affiliates or its sub-licensees and which is of such a nature and magnitude that it is required under the laws of any country in the Initial Territory to be collected, maintained and reported to a Regulatory Authority.
“Affiliate(s)” shall mean, in relation to a Party, any corporation or entity that, directly or indirectly, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting interest in, or fifty percent (50%) or more of the equity of or the right to appoint fifty percent (50%) or more of the directors or managers of that corporation or other business entity or the power to direct or cause the direction of the management and policies of such corporation or entity, whether pursuant to the ownership of voting securities, by contract or otherwise.
“Agreed Annual Minimum PDEs” shall have the meaning set forth in Section 5.3(f).
“Agreed Annual Promotion Costs” shall have the meaning set forth in Section 5.2(b).

“Ancillary Agreements” shall mean the Agreement, dated as of the date hereof (i.e., the Effective Date), by and among SPI, Takeda and RTU (the “RTU Agreement”), and the Agreement, dated as of the date hereof (i.e., the Effective Date), by and among, SPI, Takeda and SAG (the “SAG Agreement”), and attached to the Agreement as Appendix A and Appendix B, respectively.
“Applicable Regulations” shall mean all statutes, laws and regulations applicable to the development, manufacture and testing of pharmaceutical materials in effect at a particular time and promulgated by the FDA or any other Regulatory Authority, including without limitation current good laboratory practices (“cGLP”), current good clinical practices (“cGCP”), current good manufacturing and control practices (“cGMP”) and quality system regulations (“QSR”), and any successor or replacement statues, laws and regulations.
“Bankruptcy Code” shall have the meaning set forth in Section 16.12.
“Best Efforts” shall mean those efforts that would be made by a reasonably prudent business person acting in good faith and in the exercise of reasonable commercial judgment based on acceptable practice, process and speed found in the pharmaceutical industry and taking into account the potential commercial market for the applicable product in the Initial Territory.
“Business Day” shall mean any day on which banks are not required or authorized to close in New York, New York.
“Change of Control” of a Party means the occurrence of any of the following with respect to such Party at any time after the date hereof:
     (a) a merger, reorganization or consolidation of such Party with a third party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or
     (b) a third party person or group of persons becoming the direct or beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or outstanding share of common stock of such Party; or
     (c) the sale or other transfer of all or substantially all of such Party’s assets which relate to this Agreement to a third party.
Notwithstanding the foregoing, an internal reorganization or consolidation among SPI and its Affiliates shall not be deemed a Change of Control for purposes of this Agreement.
“Change of Control Party” shall have the meaning set forth in Section 13.3.
“Commercial Launch” shall mean the date of first sale of a Product in any country of the Initial Territory for any indication.
“Commercialization” or “Commercialize” shall mean all activities undertaken pursuant to an approved Commercialization Plan relating to the import, promotion, marketing, detail, storage,

handling, offering for sale and sale of a Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
“Commercialization Plan” shall mean the written strategy, schedule and plan for the Commercialization of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, which shall be developed, modified and approved by the JCC.
“Compound” shall mean the active pharmaceutical ingredient known as SPI-0211 or by the USAN name Lubiprostone, as further described in Exhibit A.
“Confidential Information” shall mean all information, including but not limited to any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees, consultants or any other similar aspects of a Party’s present or future business, the secrecy of which confers a competitive advantage upon that Party. Confidential Information shall include the terms of this Agreement and the Proprietary Product Information.
“Covering,” “Cover” or “Covered” shall mean, with respect to a patent, that, but for rights granted to a Party under such patent, the practice by such Party of an invention claimed in that patent would infringe a Valid Claim included in the patent, or in the case of a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent. “CROs” shall mean contract research organizations.
“Development” or “Develop” shall mean all activities undertaken pursuant to an approved Development Plan to obtain Regulatory Approval for a Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. This includes preclinical studies, including but not limited to toxicology, pharmacology, chemistry manufacturing and control of bulk and finished product and any clinical studies as well as all the process and procedures necessary to obtain Regulatory Approval, including preparation and submission of an NDA and other regulatory application(s).
“Development Plan” shall mean the written strategy, schedule and plan for the Development of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, which shall be developed, modified and approved by the JDC as described herein.
“Drug Approval Application” shall mean an application for Regulatory Approval, such as an NDA, required to be approved before commercial sale or use of a Product as a drug in a regulatory jurisdiction.
“Effective Date” shall mean the date first above written.
“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

“Force Majeure” shall mean any event, not existing as of the Effective Date and not reasonably within the control of the parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one Party’s performance of its obligations (except payment obligations) under this Agreement. Force Majeure shall include, without limitation: fire, storm, earthquake, flood, acts of State or other governmental action, war or civil unrest, strikes, and prolonged shortage of energy or any other supplies.
“Full-Scale DTC” shall mean the running of advertisements for the Product on TV in at least [**] states in the United States and for [**] or longer.
“GAAP” shall mean generally accepted accounting principles current in the United States.
“Generic Competition” shall mean commercial market penetration by one or more “Generic Equivalents” not covered by a Valid Claim of a Licensed Patent during a given year, with respect to the market for the Product, which cumulatively amounts to [**] percent ([**]%) or more of the market share of total sales of the aggregate of Product and Generic Equivalents, as determined on a per unit basis during such year based upon independent market research, the source of which will be agreed upon by the parties (e.g., IMS, Scott-Levin).
“Generic Equivalents” shall mean pharmaceutical products that contain the Compound as their active ingredient and are not developed, manufactured, marketed or otherwise commercialized by or on behalf of Takeda, Takeda Affiliates, SPI or SPI Affiliates under this Agreement.
“ICC” shall have the meaning set forth in Section 15.3.
“Initial Formulation” shall mean the oral formulation of a Product in non-enteric coated soft gel capsules which is specified in each NDA application for the Product for Constipation and C-IBS indications in the Initial Territory.
“Initial Indications” shall mean all gastroenterology indications, including but not limited to, Constipation and C-IBS for the Product.
“Initial Territory” shall mean the United States and Canada.
“JCC” shall have the meaning set forth in Section 5.1(a).
“JDC” shall have the meaning set forth in Section 4.1(a).
“JMC” shall have the meaning set forth in Section 6.1(a).
“JSC” shall have the meaning set forth in Section 3.1(a).
“Labeling Changes” shall have the meaning set forth in Section 4.2 (b)(iii).
“Liability” shall have the meaning set forth in Section 10.1.
“Licensed Know-How” shall mean all information and data, regardless of form, which is owned by or licensed (with right of sublicense) to SPI as of the Effective Date or at anytime during the term of this Agreement and is necessary or useful to the Development, the Commercialization, use, importation or sale of the Products.
“Licensed Patents” shall mean the following, but limited to those parts relating to the Compound and/or the Product, which are owned by or licensed (with right of sublicense) to SPI covering the use, importation, or sale of the Products: (a) those patents and patent applications listed on Exhibit B hereto and any patents issuing therefrom, (b) any patents and patent applications conceived or reduced to practice during the term of this Agreement and (c) all reissues, continuations, continuations-in-part, extensions and reexaminations of any patent or patent applications referenced above. All matters in any patent, patent application or patent claim not covering the Product or the Compound shall be excluded from the scope of this definition.
“Licensed Trademarks” shall mean the trademark(s) and trade name(s) selected by SPI for use in connection with the Products that are set forth on Exhibit C hereto which may be modified from time to time, provided, however, that if the Licensed Trademarks need to be changed from those set forth as of the Effective Date on Exhibit C hereto, SPI shall consult Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) with regard to the appropriateness of the candidate of Licensed Trademarks from commercial standpoint of view.
“Manufacturing Specification” shall mean the commercial specification for the manufacturing, quality control, packaging, labeling, shipping, delivery and storage of the Product as set forth in a Drug Approval Application and/or in the specification agreed upon in accordance with this Agreement or Ancillary Agreement.
“Marketing Authorization” shall mean (a) for the United States, the approval of an NDA and (b) for any foreign jurisdiction, the approval from the relevant Regulatory Authority to necessary market and sell the Product in that country, including, without limitation, all applicable pricing and government reimbursement approvals.
“NDA” shall mean a new drug license application or supplemental application filed with the FDA or any comparable application filed with a Regulatory Authority in or for Canada to obtain Marketing Authorization for a pharmaceutical product in or for Canada.
“Negative Event” shall mean any of the following events:
     (a) a material change in the Product Profile or Safety Profile;
     (b) a material recall of the Product;
     (c) the entry into the market of a significant competing product which was unexpected based on information known as of the Effective Date
     (d) the inability of SPI to supply a material amount of the Product for a material period of time;
     (e) Force Majeure.

“Net Sales Revenue” shall mean the gross invoiced sales of the Product by Takeda, Takeda Affiliates and/or its sub-licensee to a third party, less a deduction for any amounts actually incurred by Takeda, Takeda Affiliates and/or its sub-licensee for any of the following items to the extent such items specifically relate to sale of the Product and are incurred by Takeda, Takeda Affiliates and/or its sub-licensee in the normal course of business, provided that the total deductions for any particular sale shall not exceed [**] percent ([**]%) of the gross invoiced amount of such sale of the Product:
          (a) credits, price adjustments or allowances for damaged products, returns or rejections of the Product;
          (b) normal and customary trade, cash and quantity discounts, allowances and credits;
          (c) chargeback payments and rebates granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies;
          (d) sales, excise taxes (to the extend not refundable in accordance with applicable law) and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale); and
          (e) any freight charges, including postage, shipping, insurance and transportation.
     Such amounts shall be determined from the books and records of Takeda maintained in accordance with GAAP consistently applied.
“New Formulation(s)” shall mean any formulation of the Product other than the Initial Formulation.
“New Indication(s)” shall mean any indication for the Product other than the Initial Indications, which is subject to Takeda’s right of first refusal as provided in Section 3.2.
“Party” or “Parties” shall have the meaning set forth in the introductory paragraph.
“Phase IV Studies” shall mean clinical studies performed after obtaining Marketing Authorization for the purpose of supporting the marketing and Commercialization of the Product. For the avoidance of any doubt, “Phase IV Studies” does not include the RRS (as hereinafter defined).
“Post-Marketing Surveillance” shall mean all post-marketing safety surveillance in the Initial Territory with respect to the Product that is required by a Regulatory Authority in the Initial Territory or any Additional Territory in which the Products are being Developed or Commercialized.
“Primary Detail Equivalent” or “PDE” shall mean (a) one Primary Product Detail or (b) [**] Secondary Product Details.

“Primary Product Detail” shall mean a Product Detail during which key product attributes of the Product are verbally promoted and detailed in the first position on such Product Detail; provided, however, that a majority of the Product Detail time shall be spent detailing the Product.
“Product” shall mean any and all pharmaceutical preparation for human use that contains the Compound, a chemical equivalent, a salt, or a prodrug thereof as an active ingredient.
“Product Detail(s)” shall mean a face-to-face meeting in an individual or group setting between a professional sales representative and a health care professional with prescribing or dispensing authority for the purpose of discussing information about the Products.
“Product Profile” shall mean any of the following:
     (a) an appropriate dose regimen in C-IBS phase III study showing the efficacy which is not materially less than shown in phase II study (SPI\0211SIB-022) and
     (b) evidence of the clinical activity in both men and women.
“Proprietary Product Information” shall mean (a) all information and data now or hereafter contained in any Drug Approval Application or otherwise submitted in support of any Regulatory Approval to which either Party shall have the right under applicable law, regulations and administrative decisions to refer to, to authorize third parties to refer to and to prohibit third parties from referring to the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory; (b) all data concerning any serious or unexpected adverse events, side effects and contra-indications of the Product which may come to the attention of either Party, its Affiliates or any sublicensee; (c) all data and information in the possession of either Party, its Affiliates or any permitted sublicensee of a Party relating to (i) the pharmacological or toxicological properties of a Product, (ii) pre-clinical or clinical testing and experience in relation to a Product which is not included in any Drug Approval Application and (iii) to the extent reasonably required for purposes of any application for Drug Approval Application, the chemical composition, manufacturing processes and quality control testing of a Product and (d) all other information and data now or hereafter in existence and not in the public domain, which is in the possession of either Party and its Affiliates and which relates in any way to the development, testing, manufacture, marketing, use or sale of the Products, including, without limitation, all such information or data that is developed as a result of the Development and/or Commercialization of the Products hereunder. Notwithstanding the foregoing, any data and information developed or obtained by a Party or its Affiliates or any sublicensee that is not based upon the other Party’s confidential or proprietary information shall not be deemed to be Proprietary Product Information.
“Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, marketing, export, transport or sale of a Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in a regulatory jurisdiction of the Initial Territory.

“Regulatory Authority” shall mean, in respect of any country, any agency responsible for the issuance of Regulatory Approvals for pharmaceutical products marketed in that country.
“RRS” or “Regulatory Required Studies” shall mean all additional studies required by a Regulatory Authority in its approval letter or an approve letter granting of a Drug Approval Application or any other types of communication or notification from Regulatory Authority, made after the submission of NDA, for a Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
“R-Tech Ueno, Ltd.” or “RTU” shall have the meaning set forth in the Recitals.
“Safety Profile” shall mean that:
     (a) there is no risk management program requested by the FDA which demonstrates significant safety concerns;
     (b) the Product is safe for use by patients for up to one (1) year;
     (c) there are no unspecified adverse events which result in a material safety warning in the label for the Product; and
     (d) the incidence of diarrhea and nausea in C-IBS phase III study is not materially higher than incidence shown in Phase II study (SPI/0211SIB-0221).
“Secondary Product Detail(s)” shall mean any Product Detail other than Primary Product Detail.
“Sucampo AG” or “SAG” shall have the meaning set forth in the Recitals.
“SPE” shall mean Sucampo Pharma Europe Ltd., a corporation organized under the laws of the United Kingdom, having a principal place of business at 78 Cannon Street, London EC4N6NQ United Kingdom.
“SPE Option Fee” shall have the meaning set forth in Section 3.3.
“SPE Territory” shall have the meaning set forth in Section 3.3.
“SPI Option Fee” shall have the meaning set forth in Section 3.3.
“SPI Territory” shall have the meaning set forth in Section 3.3.
“SPL” shall mean Sucampo Pharma, Ltd., a corporation organized under the laws of Japan, having a principal place of business at Sakurabashi Toyo-Building, 4F, 2-2-16 Sonezakishinchi, Osaka 530-0002 Japan.
“SPL Option Fee” shall have the meaning set forth in Section 3.3.
“SPL Territory” shall have the meaning set forth in Section 3.3.

“Takeda Affiliates” shall mean those Affiliates of Takeda as set forth in Article 2, and are listed on Exhibit D; provided that Exhibit D may be modified from time to time during the term of this Agreement by mutual written agreement of SPI and Takeda.
“TPDHC” shall mean the Therapeutic Products Directorate of Health Canada.
“Valid Claim” shall mean a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, held unappealable or for which an appeal has not been filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. For the purposes of this Agreement, a Valid Claim shall also include a claim in a pending patent application which: (a) is or will be under active prosecution, (b) has been the subject of a request for formal examination or (c) is pending as a provisional application.
1.2 Other Rules of Interpretation. Unless the context clearly indicates otherwise, the following rules shall govern the interpretation of this Agreement:
          (a) The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms.
          (b) All references to “Sections,” or “Exhibits” shall mean the corresponding Sections of and Exhibits to this Agreement.
Article 2 GRANT
2.1 Grant of License. Subject to the terms and conditions of this Agreement and the Ancillary Agreement and during their terms, SPI hereby grants to Takeda, exclusive, non-transferable license, with the right to sublicense Takeda Affiliates, under the Licensed Patents and Licensed Know-How, to co-develop, use, sell, promote, offer for sale, import and distribute the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory under the Trademark. Takeda shall not sub-license such rights to, or enter into other arrangements with respect to such rights with, any third party (except for Takeda Affiliates) for any purpose, excerpt with a prior written consent of SPI. The foregoing license grant (a) does not in any way limit SPI’s and its Affiliates’ right to conduct Development or Commercialization of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory under the terms and conditions of this Agreement, or (b) does not grant Takeda and, if applicable, Takeda Affiliates or its-sub-licensees any rights to manufacture the Products unless otherwise agreed upon by SPI and Takeda in writing.
2.2 Trademark License. Subject to the terms and conditions of this Agreement and the SAG Agreement and during their terms, SPI hereby grants to Takeda an exclusive, non-transferable, limited license, with a right of sublicense to Takeda Affiliates, to use the Licensed Trademarks to advertise, market, promote and sell the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. Takeda shall not sub-license such Trademark License to, or enter into other arrangements with respect to such Trademark License with, any third party (except for Takeda Affiliates) for any purpose, excerpt with a prior written consent of SPI. All such trademark usage by Takeda and, if applicable, Takeda Affiliates or its sub-licensee shall be in accordance with the guidelines and specifications provided by SPI from time to time subject that such guidelines and specifications are commercially reasonable. Takeda shall not acquire any rights in the Licensed Trademarks except the limited licensed granted hereunder, and all such use by Takeda shall inure to the benefit of SPI and/or its licensors.
2.3 Sub-license by Takeda. The right to sub-license to a third party or its Affiliates, with an exception for Takeda Affiliates, granted to Takeda under Section 2.1 and 2.2 shall be on the condition that the terms of any such sub-license shall be in accordance with the terms of the license granted to Takeda hereunder and shall be subject to the prior approval of SPI, such approval not to be unreasonably withheld or delayed.
2.4 Assurance by Takeda. Notwithstanding the appointment of any such Takeda Affiliates or its sub-licensee(s), Takeda shall assure to SPI the performance of its obligations under the terms hereof by Takeda, Takeda Affiliates or its sub-licensee(s). For the avoidance of any doubt, Takeda shall be responsible to SPI for any breach of such obligations, whether such breach was caused by Takeda, Takeda Affiliates or its sub-licensee(s).
Article 3 COLLABORATION
     3.1 Joint Steering Committee.
          (a) Within thirty (30) days after the Effective Date, the parties shall form a Joint Steering Committee (“JSC”) for the purpose of achieving mutually beneficial goals to maximize the value of the Product. The JSC shall provide overall management and strategic guidance for the collaboration between the Parties under this Agreement, and act in good faith to facilitate the collaboration between the Parties. The JSC shall be composed of three (3) executive representatives appointed by each Party (Such representatives may be management representatives of each Party’s Affiliates.), with a rotating chairman each year; the chairman for the first year shall be from SPI. All decisions of the JSC shall be unanimous.
          (b) The JSC shall meet, at a minimum, on a semi-annual basis, at a location(s) agreed upon by the JSC or by telephone or video conference, provided that any decision made during a meeting is evidenced in a writing signed by one of the members of the JSC from each of the Parties. Each Party shall bear the travel and living expenses of its own personnel to attend any such meetings. The JSC shall keep minutes reflecting actions taken at meetings.
          (c) The JSC responsibilities shall include (i) reviewing the Development Plan and Commercialization Plan, (ii) coordinating Initial Territory and Additional Territory, if any, Development and Commercialization efforts with the JDC, JCC or JMC, (iii) discussing and deciding necessary actions and solutions when the sale of the Product has stagnated as further discussed in Section 5.3(e), and (iv) resolving any conflicts arising within the JDC, JCC and JMC. In the event any such dispute arises within the JDC, JCC or JMC, JSC shall meet and confer in a good faith effort to resolve the conflict within [**]. If no resolution is reached during such time frame, the Chief Executive Officer of SPI and the Chief Operating Officer of Takeda shall meet for further discussions and resolution of the matter. If such executives are not able to resolve the dispute within a timely manner, the Chief Executive Officer of SPI shall cast the deciding vote for disputes arising from the JDC and the JMC, and the Chief Operating Officer of Takeda shall cast the deciding vote for disputes arising from the JCC. The Parties shall faithfully perform their respective obligations hereunder fully cooperating with each other. As the term of the Agreement is through the year of 2020, there may be a material change in circumstance which would impose undue hardship upon a Party performing its obligations hereunder in such quite long time. In such case, the JSC and the meeting between the Chief Executive Officer of SPI and the Chief Operating Officer of Takeda shall be an instrumentality for the Parties to confer in good faith as to how to cope with such difficulty. Thus, the JSC shall also meet as necessary to discuss and resolve any significant changes, including but are not limited to, changes in economic conditions, changes in market conditions, or any other changes that could adversely impact the Development and/or Commercialization of the Product as well as collaboration between the Parties.
          (d) Notwithstanding the creation of the JSC, JDC, JMC and JCC, each Party shall retain the rights, powers and discretion granted to it hereunder, and such committees shall not be delegated or vested with any such rights, powers or discretion unless expressly so agreed in writing. Such committees shall not have the power to amend or modify this Agreement, which may be amended or modified only as provided in Section 16.6.
     3.2 New Indications. If SPI develops any New Indication(s) for the Products in the Initial Territory, Takeda shall be given the right of first refusal to obtain a license to develop and commercialize the Products for such New Indication(s) in the Initial Territory. SPI shall provide Takeda with notice of any such New Indication(s) once SPI enters into a proof of concept studies or Phase II studies for a New Indication(s) together with all such material information with regard to such New Indication(s) as enables Takeda to evaluate the New Indication(s) and its potential marketability, and if Takeda desires to obtain a license to the New Indication(s) stated in such notice for the Initial Territory pursuant to a separate written license agreement, the Parties shall then negotiate in good faith for a period of [**] after Takeda’s receipt of such notice. If basic terms and conditions of such license agreement have not been agreed upon by the Parties within the foregoing period, SPI shall be entitled to develop and commercialize the Product for such New Indication(s), and Takeda shall have no further rights with respect to such New Indication(s).
     3.3 Additional Territories. SPI shall represent itself and its Affiliates in discussions regarding the granting to Takeda of a license to develop and commercialize the Products in the Additional Territory for which such Affiliate has appropriate right and license. In particular, SPI shall be responsible for all countries in North, Central and South America (excluding the US and Canada, which countries are the subject of the license granted under this Agreement to Takeda) (the “SPI Territory”), SPE shall be responsible for Europe, the Middle East and Africa (the “SPE Territory”), and SPL shall be responsible for all other countries in the world, including Japan (the “SPL Territory”). With respect to the SPE Territory, Takeda shall pay SPI, for the benefit of SPE, an option fee (the “SPE Option Fee”) of Three Million United States Dollars (US$3,000,000) within ten (10) Business Days of the Effective Date in order to obtain an exclusive option to negotiate and secure rights in the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the SPE Territory, pursuant to a separate written license agreement, provided, however, that if no such agreement is executed, the aforementioned option for the SPE Territory shall automatically expire upon the receipt of NDA approval by SPI for the Constipation indication for the Initial Territory, and SPI shall refund to Takeda One Million Five Hundred Thousand United States Dollars (US$1,500,000) of the SPE Option Fee paid by Takeda. With respect to the SPL Territory, Takeda shall pay SPI, for the benefit of SPL, an option fee (the “SPL Option Fee”) of Two Million United States Dollars (US$2,000,000) within ten (10) Business Days of the Effective Date in order to obtain a twelve (12) month exclusive option to negotiate and secure rights in the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the SPL Territory, pursuant to a separate written license agreement; provided, however, that if no such agreement is executed, the aforementioned option for the SPL Territory shall automatically expire after twelve (12) months, in which case, SPI shall refund to Takeda One Million United States Dollars (US$1,000,000) of the SPL Option Fee paid by Takeda. The Parties agree that, during the option periods mentioned above, they will in good faith explore the best way to commercialize the Product in each of SPE Territory and SPL Territory. With respect to the SPI Territory, Takeda shall not be required to pay SPI a fee in order to obtain an exclusive option to negotiate and secure rights in the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the SPI Territory, pursuant to a separate written agreement, provided, however, that if no such agreement is executed, the aforementioned option for the SPI Territory shall automatically expire upon the receipt of NDA approval by SPI for the Constipation indication for the Initial Territory. The SPE Option Fee and the SPL Option Fee shall be creditable towards any payments due under any license agreement entered into between Takeda and SPI or the applicable SPI Affiliate.
     3.4 Coordination with SPI Affiliates. SPI shall facilitate the planning and coordination of the Development and Commercialization of the Products hereunder with its Affiliates in the Additional Territories, in order to avoid conflicts regarding the Development and Commercialization strategies for the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory and Additional Territories.
Article 4 DEVELOPMENT
     4.1 Joint Development Committee.
          (a) As soon as practicable after the Effective Date, the parties shall form a Joint Development Committee (“JDC”) to focus on and manage the Development of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. The JDC shall be composed of two (2) management representatives appointed by each Party (Such representatives may be management representatives of each Party’s Affiliates.), with a rotating chairman each year; the chairman for the first year shall be from SPI. All decisions of the JDC shall be unanimous.
          (b) The JDC shall meet, at a minimum, on a quarterly basis, at a location(s) agreed upon by the JDC or by telephone or video conference, provided that any decision made during a meeting is evidenced in a writing signed by one of the members of the JDC from each of the Parties. Each Party shall bear the travel and living expenses of its own personnel to attend any such meetings. The JDC shall keep minutes reflecting actions taken at meetings.

          (c) The JDC responsibilities shall include (i) managing and overseeing Development of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, (ii) developing, approving and modifying the Development Plan for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, (iii) developing regulatory strategy and protocols for the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, (iv) managing Development budgeting for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory and (v) overseeing the approval process for all required Regulatory Approvals for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. If the JDC cannot resolve an issue within its purview, the JSC shall attempt to resolve the conflict; provided, however that if a dispute arises with respect to the Additional Indications or New Formulations of the Products, the JCC shall be entitled to resolve such dispute.
     4.2 Parties’ Responsibilities.
          (a) In line with their respective role as provided for in this Agreement, SPI and Takeda each agree to collaborate diligently in the Development of the Product and to use their Best Efforts to Develop and bring the Product to market for the Initial Indications and, if applicable, Additional Indications and/or New Formulations provided for in the Development Plan, in the Initial Territory as soon as practicable. Each party further agrees to execute and substantially perform the obligations assumed by it under the Development Plan within the budgets set forth therein and to cooperate with the other party in carrying out the Development Plan.
          (b) As part of such Development Plan, the Parties agree that:
          (i) Development for NDA submission for Constipation and C-IBS. SPI shall conduct all Development work necessary for an NDA submission in the Initial Territory for Constipation and C-IBS in the Initial Formulation. Takeda shall fund all Development (which is conducted after the Effective Date) of the Product for Constipation and C-IBS for the Initial Territory up to maximum aggregate amount of Thirty Million United States Dollars (US$30,000,000) in accordance with the then current Development Plan approved by the JDC. If such funding exceeds Thirty Million United States Dollars (US$30,000,000), then (a) SPI shall fund the next Twenty Million United States Dollars (US$20,000,000) and (b) Takeda and SPI shall equally share any required funding in excess of Fifty Million United States Dollars (US$50,000,000). In accordance with the foregoing provisions of this Section 4.2 (b)(i), SPI shall submit an invoice to Takeda [**] prior to the first day of each calendar quarter for the estimated costs to be incurred by SPI during such quarter, and Takeda shall pay to SPI the Development cost on a quarterly basis against an invoice submitted to it by SPI, within [**] after its receipt of such an invoice. With regard to the period from the Effective Date until December 31, 2004, SPI shall submit an invoice to Takeda within [**] after the completion of the first JDC meeting for the estimated costs to be incurred by SPI during such period, and Takeda shall pay SPI the Development cost within [**] after its receipt of such an invoice. Within [**] after December 31 and June 30 (for the avoidance of doubt, the period from the Effective Date until December 31, 2004 shall be deemed to be the first quarter and the first half year for purposes of this section), the Parties shall review the amounts paid by Takeda to SPI and make any adjustments that may be required. For example, (a) if the amount paid by Takeda under this Section 4.2(b)(i) for a calendar half year was Ten Million United States Dollars (US$10,000,000) and the amount actually spent by SPI for the same period was Eleven Million United States Dollars (US$11,000,000), Takeda would be required to pay SPI an additional One Million United States Dollars (US$1,000,000) within [**] after the end of such half year, and (b) if the amount paid by Takeda under this Section 4.2(b)(i) for a calendar half year was Ten Million United States Dollars (US$10,000,000) and the amount actually spent by SPI for the same period was Nine Million United States Dollars (US$9,000,000), SPI would be required to pay Takeda One Million United States Dollars (US$1,000,000) within [**] after the end of such half year; provided that neither Party shall be required to pay any interest to the other Party with respect to payments made under this Section. SPI shall submit to Takeda documentary evidence demonstrating the correctness of any invoiced amount within [**] after the end of each quarter; provided, however that in the event such documentary evidence is not available within [**], SPI shall forward it to Takeda as soon as reasonably practicable. For the avoidance of doubt, the Development cost to be funded by Takeda under this Section 4.2 (b)(i) shall include both external and internal costs of SPI; provided, that SPI’s internal costs shall be included only if such costs are lower than the costs that would have been paid to a reputable CRO for such work. The JDC shall review the invoice every quarter and approve and adjust the payment in accordance with the Development Plan budget agreed to by the JDC. SPI shall use its Best Efforts to make an NDA filing for Constipation in the first (1st) quarter of the calendar year [**], and shall use its Best Efforts to make an NDA filing for C-IBS in the first (1st) quarter of the calendar year [**]; provided that SPI’s failure to make such filings in the applicable time frame shall not be deemed a breach of this Agreement; and provided, further that the Parties acknowledge that SPI’s ability to make such filings are dependent upon SPI having adequate funding and the performance of its outside vendors, each despite of the fact that SPI has exerted its Best Efforts.
          (ii) Regulatory Required Studies or RRS for Constipation and C-IBS. SPI shall conduct all additional Studies required by the Regulatory Authority for Constipation and C-IBS in the Initial Territory. Takeda and SPI shall equally share the external costs of the RRS in the Initial Territory. Notwithstanding the foregoing, in no event shall SPI be required to incur costs of more than Twenty Million United States Dollars (US$20,000,000) pursuant to this Section 4.2(b)(ii) and, with respect to any costs to be incurred by SPI in excess of [**] United States Dollars (US$[**]), Takeda shall, at the request of SPI, pay such costs and deduct them from the next Development Milestone due to SPI, or in the event that there is no Development Milestone, against any royalties due to SPI. However, if this Agreement is terminated for any reason other than SPI’s breach of this Agreement or any agreement entered into in connection herewith, before the nearest Development Milestone becomes due, Takeda will not be entitled to request reimbursement from SPI for any amount in excess of [**] United States Dollars (US$[**]) to be incurred by SPI.
          (iii) Labeling Changes for Constipation and C-IBS. SPI shall conduct all studies required to modify, change or expand the labeling for the Products (“Labeling Changes”) for Constipation and C-IBS in the Initial Territory approved by JCC and in accordance with the then current Development Plan approved by the JDC. Takeda shall fund seventy percent (70%) of such studies and SPI shall fund the remaining thirty percent (30%). SPI shall submit an invoice to Takeda [**] prior to the first day of each calendar quarter for the estimated costs to be incurred by SPI during such quarter, and Takeda shall pay to SPI the Development cost on a quarterly basis against an invoice submitted to it by SPI, within [**] after its receipt of such an invoice. Within [**] after December 31 and June 30 (for the avoidance of doubt, the period from the Effective Date until December 31, 2004 shall be deemed to be the first quarter and the first half year for purposes of this section), the Parties shall review the amounts paid by Takeda to SPI and make any adjustments that may be required in the same way as provided for in Section 4.2 (b)(i). For the avoidance of doubt, the costs to be shared by Takeda and SPI under this Section 4.2 (b)(iii) shall include both external and internal costs of SPI; provided, that SPI’s internal costs shall be included only if such costs are lower than the costs that would have been paid to a reputable CRO for such work. The JDC shall review the invoice every quarter and approve and adjust the payment in accordance with the Development Plan budget agreed to by the JDC.
          (iv) Additional Indication(s)/New Formulation(s): SPI shall conduct the Development of Additional Indication(s) and/or New Formulation(s) in the Initial Territory approved by the JCC. With regard to the Development of Additional Indications for the Initial Territory, Takeda shall fund all Development, including RRS, up to maximum aggregate amount of Fifty Million United States Dollars (US$50,000,000) per each Additional Indication in accordance with the then current Development Plan approved by the JDC, and, if such funding exceeds Fifty Million United States Dollars (US$50,000,000) then Takeda and SPI shall equally share any required funding in excess of Fifty Million United States Dollars (US$50,000,000). With regard to the Development of New Formulation(s) for the Initial Territory, Takeda shall fund all Development, including RRS, up to maximum aggregate amount of Twenty Million United States Dollars (US$20,000,000) per each New Formulation in accordance with the then current Development Plan approved by the JDC, and, if such funding exceeds Twenty Million United States Dollars (US$20,000,000), then Takeda and SPI shall equally share any required funding in excess of Twenty Million United States Dollars (US$20,000,000) .
          (v) Post Marketing Surveillance. Takeda shall conduct and fund all Post Marketing Surveillance on the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. Prior to filing the results of any Post-Market Surveillance with a Regulatory Authority, Takeda shall first submit such results and filing to SPI for its review and approval, provided, however, that if, in order to meet regulatory reporting time frame, it is difficult for Takeda to submit the results to SPI prior to filing the same to a Regulatory Authority, Takeda shall be allowed to submit the same to a Regulatory Authority first and shall then submit the same to SPI without undue delay.
          (vi) Phase IV Studies (for marketing purposes): Takeda shall, if decided and approved by the JCC, conduct and fund Phase IV studies for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
          (vii) Product samples for Development: The Development cost shall include those costs incurred to acquire Product samples to be used for the Development.
     4.3 Coordination of Testing and Trials. The parties shall keep each other fully and currently informed as to all tests and trials (including the RRS) that they intend to carry out for purposes of compliance with Applicable Regulations and shall cooperate to determine the design of such tests and trials in order to ensure to the maximum possible extent that duplication of effort shall be avoided, and, that the results shall be suitable for filing with Regulatory Authorities in the Initial Territory. The Parties shall share with each other all results of clinical trials and other information regarding the Products for purposes of carrying out the terms of this Agreement. Without limiting the generality of the foregoing, the parties shall use their Best Efforts to ensure that all clinical trials of the Products that they shall undertake after the Effective Date shall be designed and conducted in accordance with good clinical practices as established for the Initial Territory.
Article 5 COMMERCIALIZATION
     5.1 Joint Commercialization Committee.
          (a) Within thirty (30) days after the Effective Date, the parties shall form a Joint Commercialization Committee (“JCC”) to focus on and manage the Commercialization of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations agreed upon in the Commercialization Plan in the Initial Territory. The JCC shall be composed of two (2) management representatives appointed by each Party (Such representatives may be management representatives of each Party’s Affiliates.), with the chairman from Takeda. All decisions of the JCC shall be unanimous.
          (b) The JCC shall meet, at a minimum, on a quarterly basis, at a location(s) agreed upon by the JCC or by telephone or video conference, provided that any decision made during a meeting is evidenced in a writing signed by one of the members of the JCC from each of the Parties. Each Party shall bear the travel and living expenses of its own personnel to attend any such meetings. The JCC will keep minutes reflecting actions taken at meetings.
          (c) The JCC responsibilities will include (i) developing, managing and overseeing the Commercialization Plan and strategy for the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations, agreed upon in the Commercialization Plan, in the Initial Territory, (ii) approving Phase IV Studies for marketing purposes for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, (iii) managing and overseeing Commercialization budgets for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, (iv) checking the status of planned activities, (v) determining go/no-go of Labeling Change(s), Additional Indication(s) and New Formulation(s) of the Products in the Initial Territory and (vi) discussing and coordinating the arrangement of and facilitating the collaboration and coordination between the parties during the co-promotion period. In addition, the JCC shall set the number of sales representatives and product positioning for the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
     5.2 Commercialization.
     (a) Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) shall Commercialize the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory at its own expense in accordance with the terms and conditions contained herein and in accordance with the Commercialization Plan approved by the JCC, subject to Section 5.2(b). Such costs as shall be borne by Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) for the Commercialization shall include, but not be limited to: the costs of developing all marketing materials, preparing all Product samples, scientific meetings, Phase IV Studies for marketing purpose, training all sales representatives of Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)), salaries and any other expenses of employees of Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) relating to the Commercialization of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
          (b) Takeda’s obligation to fund Commercialization as described in Section 5.2(a) shall be at a minimum the Agreed Annual Promotion Costs (“W”) in the Initial Territory, where “W” shall be fixed as follows:
          (i) “W” shall be Ten Million United States Dollars (US$10,000,000) per twelve (12) month period (Eight Hundred Thirty Three Thousand United States Dollars (US$833,000) per month) during the period in which the NDA approval is only for the Constipation indication of the Initial Indications. However, if the FDA approves “C-IBS associated with Constipation” to be included and used in the Constipation labeling of the Product, “W” shall be increased to [**] United States Dollars (US$[**]) per twelve (12) month period ([**] United States Dollars (US$[**]) per month).
          (ii) “W” shall be Eighty Million United States Dollars (US$80,000,000) per twelve (12) month period (Six Million Six Hundred Sixty Six Thousand United States Dollars (US$6,666,000) per month) for thirty six (36) months after the receipt of an NDA approval for the C-IBS indication (and as the result, NDA approvals for both Constipation and C-IBS exist). For the avoidance of doubt, the above amount of Eighty Million United States Dollars (US$80,000,000) per twelve (12) month period (Six Million Six Hundred Sixty Six Thousand United States Dollars (US$6,666,000) per month) shall apply only if Full-Scale DTC (“Direct-to-Consumers”) is conducted in such twelve (12) month period. Whether and how to conduct Full-Scale DTC shall be discussed and decided by the JCC, taking into consideration the result of study by a reputable outside agent as to whether a Full-Scale DTC would increase sales of the Products. If the JCC decides not to conduct Full-Scale DTC in a twelve (12) month period, then “W” for such period shall be, notwithstanding the above, [**] United States Dollars (US$[**]) per twelve (12) month period ([**] United States Dollars (US$[**]) per month). For the period after the expiration of the said thirty six (36) months, “W” shall be discussed and decided by the JCC.

          (iii) The obligations for funding under item (i) above shall commence on the first day of the calendar month immediately after the NDA approval for Constipation is obtained. The change in funding from item (i) to item (ii) above shall occur as of the first day of the calendar month immediately after the NDA approval for C-IBS is obtained (and as the result NDA approvals exist for both Constipation and C-IBS indications).
          5.3 Promotion and Marketing.
     (a) Takeda shall use its Best Efforts to promote, market and sell the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory in accordance with the Commercialization Plan.
     (b) If Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) fails to achieve [**] United States Dollars (US$[**]) in annual Net Sales Revenue for the Product in the Initial Territory between the [**] after Commercial Launch of such, SPI shall have the right to terminate this Agreement. Prior to terminating this Agreement in accordance with this Section 5.3(b), SPI shall provide Takeda for a period of [**] with the opportunity to propose amendments to this Agreement. If such proposed amendments are agreeable to SPI, the parties shall renegotiate in good faith this Agreement. In the event that such proposed amendments are not agreeable to SPI, this Agreement shall be terminated. If this Agreement is terminated by SPI in accordance with this Section 5.3(b), the license granted by SPI to Takeda under this Agreement shall terminate and SPI shall reacquire all rights granted to Takeda under the Article 2.
     (c) If Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) fails to achieve an aggregate of [**] United States Dollars (US$[**]) in Net Sales Revenue of the Products in the Initial Territory during the [**] commencing from the Commercial Launch of the Product for the C-IBS indication in the Initial Territory, SPI shall have the right to terminate this Agreement. Prior to terminating this Agreement in accordance with this Section 5.3(c), SPI shall provide Takeda for a period of [**] with the opportunity to propose amendments to this Agreement. If such proposed amendments are acceptable to SPI, the Parties shall renegotiate in good faith this Agreement. In the event that such proposed amendments are not acceptable to SPI, this Agreement may be terminated by SPI. If this Agreement is terminated by SPI in accordance with this Section 5.3(c), the license granted by SPI to Takeda under this Agreement shall terminate and SPI shall reacquire all rights granted to Takeda under the Article 2, provided, however, that Takeda shall have an option within such [**] to enter into a co-promotion agreement whereby Takeda shall be granted a license to co-promote the Product with SPI in the Initial Territory for a period of [**], subject to an agreement between the Parties of the terms and conditions for such co-promotion agreement, including without limitation co-promotion fee to be paid to Takeda and a number of Product Detail to be conducted. In the event that SPI and Takeda cannot agree on the terms and conditions for such co-promotion agreement within such six (6) month period, this Agreement shall be terminated.
     (d) SPI’s termination right under Section 5.3(b) and Section 5.3(c) is the exclusive remedy of SPI for Takeda’s (or if applicable, Takeda Affiliates’ or its sub-licensee(s)’) not attaining the Net Sales Revenue set forth in Section 5.3(b) and Section 5.3(c).

     (e) If the sales of the Product has stagnated anytime after [**] from the Commercial Launch of the Product for the C-IBS indication in the Initial Territory, the JSC shall meet and discuss possible actions and solutions.
     (f) Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) shall perform at least the Agreed Annual Minimum PDEs (“X”) in the Initial Territory.
     “X” shall be fixed as follows:
(1)	“X” shall be [**] during the [**] period commencing after receipt of NDA approval for Constipation,

(2)	“X” shall be [**] during the [**] period after receipt of NDA approval for C-IBS, and

(3)	for the [**] and thereafter after receipt of NDA approval for C-IBS, “X” shall be determined by the JCC [**] before the start of each such [**] period, provided, however, that “X” between the [**], and between the [**], respectively, shall not be less than [**] percent ([**]%) of “X” for the immediately preceding [**] period.
For the avoidance of any doubt:
x)	if the NDA approval for C-IBS has not been obtained, Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) shall still be required to perform the Agreed Annual Minimum PDEs of [**] per each [**] period ([**] per month); and

y)	if the NDA approval for C-IBS has been obtained, then beginning on the first day of the month immediately succeeding the month in which the NDA approval for C-IBS is obtained, “X” shall be increased from [**] per month to [**] per month.
If the actual PDEs performed by Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) during a given [**] period are less than the Agreed Annual Minimum PDEs for such period (“X1”), the shortage (“Y1”) shall be carried over to the next [**] period. If the actual PDEs performed by Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) during the next [**] period (“APDE”) are less than the Agreed Annual Minimum PDEs for such period (“X2”) plus “Y1”, Takeda shall pay the following amount (“Z”) to SPI as SPI’s exclusive remedy:
          Z = (X2 + Y1 – APDE) x US$[**]
     (g) Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) shall only market, promote and sell the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory as permitted hereunder using the Licensed Trademarks pursuant to the license granted in Article 2, except that Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) may use its name and logo in connection with the promotion of Products in a manner approved by the JCC and all applicable Regulatory Approvals.

     (h) Notwithstanding anything herein contained to the contrary, if an Negative Event shall occur, the JCC will meet and discuss in good faith whether any adjustments should be made to the performance requirements set forth in Sections 5.2(b), 5.3(b), 5.3(c) and 5.3(f) and if it is decided to make such adjustment, the extent of such adjustment.
     5.4 Co-promotion By SPI.
     (a) SPI retains the right and license to co-promote the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, subject to SPI performing a minimum of [**] PDEs per [**] period. The detailed plans and arrangement of co-promotion by SPI shall be discussed and agreed at the JCC. SPI shall use its own sales force to co-promote the Products in the Initial Territory. If SPI chooses to co-promote the Products with Takeda (including Takeda Affiliates and sub-licensee(s)) in accordance with this Section 5.4, Takeda shall pay SPI [**] United States Dollars (US$[**]) per each PDE. In the event that SPI does not perform a minimum of [**] PDEs in a given [**] period in which it co-promotes the Products with Takeda (including Takeda Affiliates and sub-licensee(s)), it shall be permitted to make up the shortfall in the next [**] period it co-promotes the Products with Takeda (including Takeda Affiliates and sub-licensee(s)). If SPI does not perform a minimum of [**]) PDEs in the second [**] period plus any shortfall from the first [**] period, the JCC shall meet and discuss the possibility of SPI continuing to co-promote the Products and any adjustments in the minimum number of PDEs to be performed by SPI or the price to be paid to SPI per each PDE. Any PDEs agreed by the JCC to be conducted by SPI in a given [**] period shall be deducted against the Agreed Annual Minimum PDEs to be conducted by Takeda (including Takeda Affiliates and sub-licensee(s)) in accordance with Section 5.3(f), provided, however, that such deduction shall not occur in the case which SPI promotes or co-promotes the Product as a result of Section 5.3(b) or 5.3(c).
     (b) Subject to Section 5.3 (f), [**] before the start of each [**] period, the JCC shall determine the annual minimum number of PDEs that shall be made in a period by Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) and/or SPI. In the event that the number of PDEs that either Party is required to make changes, then the Parties shall agree on an appropriate adjustment to the compensation structure agreed upon by the Parties.
     (c) All sales representatives co-promoting the Products as permitted hereunder shall be required to use only the promotional materials approved by the JCC. As required in order for SPI’s co-promotion of the Products, Takeda shall at its cost provide samples and promotional materials to SPI’s sales representatives in a manner and quantity consistent with its provision of samples and promotional materials to its own corresponding sales force. Takeda will train SPI’s sales representatives together with its own sales representatives. For avoidance of doubt, personnel costs such as salary and travel and accommodation costs of SPI’s sales representatives shall be, even during the training by Takeda, borne by SPI. SPI shall at its cost be responsible for sample accountability with regard to the samples used or delivered by SPI’s sales representatives. Takeda shall be responsible for the fulfillment of all Product orders for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. If SPI receives any orders for the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, SPI shall refer such order to Takeda for fulfillment.

     5.5 Record Keeping and Booking of Sales. Takeda shall record on its books all revenue from gross and Net Sales Revenue of the Product, provided, however, that in the case of termination of this Agreement by SPI under the Section 5.3(b) or 5.3(c), SPI shall record on its books all revenue from gross and Net Sales Revenue of the Product. SPI and Takeda shall each be responsible for the maintenance of records corresponding to the invoice of the expenses and activities of their respective sales representatives including, without limitation, a monthly record of the number of PDEs. Each Party shall have the right to review and audit all such records of the other Party.
     5.6 Compliance with Laws. Takeda and SPI shall each ensure that all marketing, promotion and sale of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory as permitted hereunder complies with the conditions and requirements of applicable Regulatory Approvals, and with all Applicable Regulations in the Initial Territory.
     5.7 Non-Compete. During the term of this Agreement, Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) shall not directly or indirectly promote, market or sell in the Initial Territory [**].
     5.8 Use of Proprietary Product Information Outside Initial Territory. If any Proprietary Product Information that is developed as a result of the collaboration under this Agreement is licensed or transferred by SPI to any SPI Affiliate, licensee or sublicensee for the use outside the Initial Territory, SPI and Takeda shall agree upon a fee payable by SPI to Takeda for such license and use; provided that in the case of any such license or transfer to SPE or SPL, the fee shall be approximately [**] percent ([**]%) of the actual cost incurred to generate such Proprietary Product Information and approximately [**] percent ([**]%) of the actual cost incurred to generate such Proprietary Product Information, respectively. Each such payment of the fee shall be made only once when the Proprietary Product Information in question is used for the first time by SPE or SPL respectively.
     5.9 Quids. If, in the future during the term of this Agreement, Takeda decides, in its discretion, to seek a possibility to co-develop and/or co-promote in the Initial Territory a pharmaceutical product originated by or licensed to Takeda, Takeda will consider SPI as a candidate for such co-development and/or co-promotion.
Article 6 MANUFACTURING AND SUPPLY
     6.1 Joint Manufacturing Committee.
          (a) Within thirty (30) days after the Effective Date, the Parties shall form a Joint Manufacturing Committee (“JMC”) to focus on and manage the manufacturing of the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. The JMC shall be composed of two (2) management representatives appointed by each Party (Such representatives may be management representatives of each Party’s Affiliates.), with a rotating chairman each year; the chairman for the first year will be from SPI. All decision of the JMC will be unanimous.

          (b) The JMC shall meet, at a minimum, on a quarterly basis, at a location(s) agreed upon by the JMC or by telephone or video conference, provided that any decision made during a meeting is evidenced in a writing signed by one of the members of the JMC from each of the Parties. Each Party shall bear the travel and living expenses of its own personnel to attend any such meetings. The JMC shall keep minutes reflecting actions taken at meetings.
          (c) The JMC responsibilities shall include (i) managing and overseeing the manufacturing of the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, and (ii) developing and reviewing the Manufacturing Specifications, quality control and assurance plans. In line with Article 3, in the event of any adverse change regarding the manufacturing of the Product, such as material changes in exchange rates, adverse economic conditions or a lack of supply, the JMC and the JSC shall meet to discuss and renegotiate in good faith any manufacturing arrangements regarding the Products.
Article 7 PAYMENTS AND ROYALTIES
     7.1 Upfront Payment. Takeda shall pay to SPI Twenty Million United States Dollars (US$20,000,000) within [**] of the Effective Date on a non-refundable basis. The upfront payment hereunder shall be made by a wire transfer to SPI’s following bank account.
     Name of the bank: Bank of America
     Name of the branch: Rockville, Maryland
     Account Number: [**]
     ABA Number: 026009593
The Name of the Account Holder: Sucampo Pharmaceuticals, Inc.
The foregoing shall apply to all the payment to be made by Takeda hereunder unless SPI notifies Takeda otherwise in writing.
     7.2 Milestone Payments. Takeda shall pay SPI the following non-refundable milestone payments upon the attainment of the following milestones for the Product. Such payments shall be made once with respect to each milestone, within [**] after the occurrence of the applicable event:

Event	Amount (U.S. Dollars)
Development	Milestone Payments

NDA filing (when NDA is submitted to FDA) for Constipation indication in U.S.	Ten Million United States Dollars (US$10,000,000)

Phase III entered (the first patient screened) for C-IBS indication in U.S.	Twenty Million United States Dollars (US$20,000,000)

Event	Amount (U.S. Dollars)
NDA approved for Constipation in U.S.	Twenty Million United States Dollars (US$20,000,000)

NDA filing (when NDA is submitted to FDA) for C-IBS in U.S.	[**] United States Dollars (US$[**])

NDA approved for C-IBS in US	[**] United States Dollars (US$[**])

Commercial Launch of Products for OBD or an Additional Indication in U.S.	[**] United States Dollars (US$[**])
     The last Development Milestone Payment mentioned above shall be paid only once when the above-mentioned Commercial Launch of Products for OBD or an Additional Indication in U.S. is made for the first time.
     Commercial Milestones

Upon reaching Net Sales Revenue in a calendar year of US$[**]	[**] United States Dollars (US$[**])

Upon reaching Net Sales Revenue in a calendar year of US$[**]	[**] United States Dollars (US$[**])

     Each Commercial Milestone Payment shall be paid only once when the above-mentioned Net Sales Revenue in the amount of US$[**] or US$[**], respectively, is attained for the first time.
     7.3 Running Royalties. In addition to all other amounts payable hereunder, Takeda shall, for the Product sold during the term of this Agreement, pay to SPI within [**] after the end of each calendar quarter the following royalties, in consideration for the license grant to the Licensed Patents, Licensed Know-How and Licensed Trademarks hereunder, on Net Sales Revenue in the Initial Territory, as set forth below.
Tier of a running royalty on an annual Net Sales Revenue

Annual Net Sales Revenue of US$0 up to US$[**]	[**]%
Annual Net Sales Revenue Over US$[**] up to US$[**]	[**]%
Annual Net Sales Revenue Over US$[**] up to US$[**]	[**]%
Annual Net Sales Revenue Over US$[**] up to US$[**]	[**]%
Annual Net Sales Revenue Over US$[**] up to US$[**]	[**]%
Annual Net Sales Revenue Over US$[**]	[**]%

          For the avoidance of doubt:
          (a) By way of example, if the Net Sales Revenue of the Product in a given calendar year is [**] United States Dollars (US$[**]), then the running royalties to be paid to SPI for such calendar year shall be the total of the following (i), (ii), (iii) and (iv):
(i)	[**]% for the part of the Net Sales Revenue up to [**] United States Dollars (US$[**]) (inclusive)

(ii)	[**]% for the part of the Net Sales Revenue over [**] United States Dollars (US$[**]) (exclusive) and up to [**] United States Dollars (US$[**]) (inclusive)

(iii)	[**]% for the part of the Net Sales Revenue over [**] United States Dollars (US$[**]) (exclusive) and up to [**] United States Dollars (US$[**]) (inclusive)

(iv)	[**]% for the remaining part of the Net Sales Revenue
          (b) The above-mentioned rates of the running royalties (i.e., [**]%, [**]%, [**]%, [**]%, [**]% and [**]%, respectively) shall apply only with respect to the Net Sales Revenue of the Product Covered by the Valid Claim of the Licensed Patents. With regard to the Product not Covered by any of the Valid Claim of the Licensed Patents, if any, Takeda shall be required to pay to SPI [**] percent ([**]%) of Net Sales Revenue thereof, instead of running royalties at the rates mentioned above, as a consideration for the license under the Licensed Know-How and the Licensed Trademarks.
          (c) For the purpose of calculation of the running royalties to be paid to SPI under this Section 7.3 the first calendar quarter and the first calendar year shall be the period from the date of the Commercial Launch till December 31 of the same year irrespective the length of such period.
     7.4 Reports. Takeda shall provide to SPI, on or before the date which shall be [**] after the end of each calendar quarter during the term of this Agreement, a report which shall show Net Sales Revenue by Takeda (or, if applicable Takeda Affiliates or its sub-licensee(s)) for such calendar quarter in the Initial Territory and the calculation of the royalties payable. If actual Net Sales Revenue of any sublicensee for that quarter is unavailable at the time such quarterly report is due, Takeda shall include in its report for that quarter a good faith estimate of such Net Sales Revenue, and an appropriate adjustment for the difference between the actual and estimated Net Sales Revenue shall be made in the report for the following quarter, with a corresponding adjustment in the amount of royalties payable in respect of that quarter.
     7.5 Exchange Rates. All payments hereunder shall be made in U.S. dollars. For purposes of determining the amount of Net Sales Revenue during any calendar quarter, the total of all sales in each other currency during such quarter shall be converted into dollars at the rate in effect on the Business Day such currency is converted, as reported by the Wall Street Journal.
     7.6 Books and Records. During the term of the Agreement and for [**] thereafter, each Party shall keep accurate and complete records showing all sales of Product by it, its Affiliates and its sublicensees. Such records shall include all information necessary to verify the total amount and computation of earned royalties hereunder, and shall be open to inspection and audit, during reasonable business hours, to the extent necessary to verify the amount of such royalties. Such inspection and audit shall be conducted at the request and expense of the auditing Party by an independent certified public accountant appointed by the auditing Party and reasonably acceptable to the audited Party. In the normal course, such inspection and audit shall be made not more often than once in each calendar year. Such certified public accountant shall undertake a confidentiality obligation to the audited Party, permitting it to disclose to the auditing Party, and only the auditing Party, the amount of the sales, calculation of the Net Sales Revenue, Net Sales Revenue and royalties due hereunder (as applicable). The auditing Party shall bear the costs of any such inspection and audit; provided that if any inspection and audit reveals an underpayment or underreporting of more than five percent (5%), the audited Party shall reimburse the auditing Party for its out-of-pocket costs for such inspection and audit. Further, if there is a dispute between the Parties concerning findings of the audit, the Parties shall discuss and try to resolve, in good faith, such issues at the JCC and the JSC.
     7.7 Taxes. All payments to be made pursuant to this Agreement represent net amounts that SPI is entitled to receive and shall not be subject to withholding or deduction for any reason whatever. In the event that such payments become subject to duties, taxes or charges of whatever kind or nature levied by any country other than the United States, such payments shall be increased to such an extent as to allow SPI to receive the net amounts due under this Agreement.
     7.8 Payments. Each such payment shall be made in U.S. dollars by wire transfer to the account of the Party receiving same at a bank designated in writing by that Party from time to time. Any overdue amounts hereunder shall bear interest at the rate of eighteen percent (18%) per annum, or the maximum legal interest rate, whichever is lower.
     7.9 [**] Running Royalties. [**], the Parties agree to meet in good faith to discuss [**] the running royalty rates.
Article 8 REGULATORY MATTERS
     8.1 Drug Approval Applications.
     (a) Consistent with the Development Plan and under the direction of the JDC, but subject to the remainder of this Section 8.1, SPI shall be responsible for preparing and filing Drug Approval Applications and seeking Regulatory Approvals for the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory, including preparing all reports necessary as part of a Drug Approval Application. All such Drug Approval Applications shall be filed in the name of SPI.

     (b) As between Parties, SPI shall be the legal and beneficial owner of all Drug Approval Applications and related approvals for the Products for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory.
     8.2 Adverse Event Reports and PMS. SPI shall be responsible for the reporting of Adverse Experience Data obtained from the clinical trials of the Products conducted by it for the Initial Indications and, if applicable, Additional Indications and/or New Formulations to the Regulatory Authority in the Initial Territory. Takeda shall be responsible for the reporting of Adverse Experience Data obtained from the Post-Marketing Surveillance, Phase IV Studies and any clinical trials conducted by it for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory. Each Party shall fully cooperate with each other in all respects to enable the other Party to fulfill its reporting obligations described above. Each Party shall also provide to the other Party complete and accurate copies of all documentation containing Adverse Experience Data relating to the Products, which is prepared or acquired by such Party or any of its respective sublicensees during the term of this Agreement. Copies of such data shall be forwarded by first class mail or faster means of transmission within thirty (30) days after it shall have been prepared or acquired. Copies of Adverse Experience Data shall be forwarded by facsimile or courier as quickly as may be necessary to permit the recipient to comply with any applicable legal requirements and in no event later than the earlier of (i) seven (7) days after such Adverse Experience Data is prepared or acquired, or (ii) prior to the date on which such Adverse Experience Data is provided to any Regulatory Authority. Any information or documentation required to be provided to SPI by Takeda hereunder shall be provided to SPI in English. Within a reasonable time after the Effective Date, the Parties shall execute a detailed Standard Operating Procedure to implement this Section 8.2 appropriately.
     8.3 Recalls. If either Party believes that a voluntary recall of a Product is necessary, such Party shall notify and consult with the other Party within one (1) working day of such determination, and both Parties shall cooperate in good faith to determine if such a recall is necessary and, if so, to allow such recall to occur under the direction of the JSC. In the event of a dispute regarding whether or not to recall a Product, the decision of the JSC shall prevail. If the recall decision is made by either Party due to an emergency, for example, (a) relevant Regulatory Authorities instructed, recommended or suggested the recall or (b) in such Party’s reasonable judgment, non-implementation of recall may constitute a violation of a relevant law or regulation or (c) non-implementation of recall may court criminal or administrative punishment under a relevant law or regulation or (d) if the mechanism under the foregoing provisions of this Section 8.3 does not work promptly enough to prevent health problems of a consumer, such Party may recall the Product. The cost and expenses for the recall shall be borne by one Party or shared by both Parties, respectively, in accordance with the same rules as provided for in Article 10.
Article 9 REPRESENTATIONS & WARRANTIES
     9.1 Mutual Representations. Each Party represents and warrants to the other Party that:

     (a) Due Organization. Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement.
     (b) Due Execution. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (iii) conflict with or constitute a default under any other agreement to which such Party is a party.
     (c) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally, and by general principles of equity and by limitation imposed by law and public policy on indemnification or exculpation).
     (d) Present Authorizations. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this Agreement, and to otherwise perform such Party’s obligations under this Agreement.
     (e) Conflicting Agreements. Neither such Party nor any of its Affiliates are a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any third party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement nor will either Party undertake any such obligation during the Term.
     (f) No Debarment. Neither Party will employ any personnel, and will knowingly use a contractor or consultant, debarred (or a similar sanction) by a Regulatory Authority in the Initial Territory, or who is subject of an FDA or TPDHC debarment investigation or proceeding (or similar proceeding of a regulatory authority in the Initial Territory), in connection with the Development, Commercialization or manufacturing of the Products or the Compound.
     (g) Future Authorizations. SPI shall obtain and maintain during the term of this Agreement all authorizations, consents and approvals, governmental or otherwise, necessary for SPI to grant the rights and licenses granted by SPI under this Agreement, and unless expressly stated otherwise in this Agreement, both Parties shall obtain all authorizations, consents and approvals, government or otherwise, necessary for such Party to perform its obligations under this Agreement.
     (h) Product Liability Insurance. Each Party shall use its Best Efforts to purchase product liability insurance which sufficiently covers the possible damages and losses of such Party.
     9.2 Additional Representations by SPI. SPI represents and warrants to Takeda that:

     (a) Preclinical and Clinical Studies. As of the Effective Date, SPI has conducted and has caused its contractors or consultants to conduct its preclinical and clinical studies of Products and manufacturing of Compounds and Products or components thereof, in accordance with Applicable Regulations. As of the Effective Date, neither SPI, nor any officer, employee or agent of SPI, has made an untrue statement of a material fact to any regulatory agency within the Initial Territory with respect to Products (whether in any submission to such regulatory agency or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any regulatory agency in the Initial Territory with respect to the Products.
     (b) Development Activities. As of the Effective Date, in the course of its development of Product to SPI’s knowledge it has not conducted any development activities in violation of Applicable Regulations, including without limitation applicable cGLP, cGCP, and cGMP. To SPI’s knowledge, as of the Effective Date there are no problems that require any development activities by SPI including, but not limited to any and all clinical trials being conducted or already conducted by SPI or a third party on behalf of SPI, all of them being set forth in Exhibit E, to be delayed, suspended or abandoned before its completion for any reason, including, but not limited to, adverse events.
     (c) Adverse Events. As of the Effective Date, SPI has disclosed to Takeda any and all adverse events of which SPI has knowledge that occurred during clinical trials (except for any adverse events that may have occurred in ongoing blinded clinical trials that have not been reported to SPI) conducted in any country of the world related to the Products, irrespective of whether or not such adverse events are serious.
     (d) No Debarred Individuals. As of the Effective Date, SPI has not employed and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity debarred by the U.S. or TPDHC, or, to the knowledge of SPI, any individual who or entity which is the subject of a debarment investigation or proceeding (or similar proceeding) of the FDA or TPDHC.
     (e) Disclosure. SPI has disclosed to Takeda all information (if any of such information has been superceded by any additional information which has been disclosed to Takeda by SPI, all such information with such supersession) that is material to the Development and Commercialization of the Product, and the information disclosed to Takeda is, in its all material aspects, true and correct. Further, as of the Effective Date, SPI has not recognized any fact which prevents Takeda or SPI from the performance of this Agreement, including without limitation, notice from any third party which alleges, challenges or questions the right of Takeda under this Agreement.
     9.3 Takeda Warranties. Takeda hereby represents and warrants to SPI that:
     (a) Affiliate and sub-licensee Compliance. All Takeda Affiliates and sub-licensee(s) who obtain a sublicense as permitted hereunder will comply with the terms of this Agreement in connection, and Takeda shall remain responsible for and be a guarantor of the compliance of all Takeda Affiliates and sub-licensee(s).
     (b) Maximizing Net Sales Revenue. Takeda shall use its Best Efforts to maximize the Net Sales Revenue for the Products in the Initial Territory.

     (c) No Debarred Individuals. As of the Effective Date, Takeda has not employed and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity debarred by the U.S. or TPDHC, or, to the knowledge of Takeda, any individual who or entity which is the subject of a debarment investigation or proceeding (or similar proceeding) of the FDA or TPDHC.
Article 10 INDEMNIFICATION
     10.1 Indemnification by Takeda.
     Takeda shall indemnify, defend and hold harmless SPI from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) (a “Liability”) resulting from a claim, suit or proceeding made or brought by a third party against SPI or its Affiliates arising from or occurring as a result of (i) any breach of the representations and warranties made by Takeda (and, if applicable Takeda Affiliates or its sub-licensee(s)) in Article 9; (ii) negligence of Takeda (and if applicable Takeda Affiliates or its sub-licensees) in conducting any research, development, if conducted by Takeda, Takeda Affiliates or its sub-licensee(s), testing, importation, use, offer for sale, sale or other distribution of any Product by Takeda (or, if applicable Takeda Affiliates or its sub-licensee(s)) (including without limitation, product liability claims); (iii) the Commercialization by Takeda (and, if applicable Takeda Affiliates or its sub-licensee(s)), despite SPI’s good faith and commercially reasonable proposal to change the Commercialization Plan or the Commercialization because of the possible illegality of the sales and marketing practice, or as a result of unfair practice or unfair competition which is not within industry standard by Takeda (and, if applicable Takeda Affiliates or its sub-licensee(s)) or (iv) failure of Takeda (and, if applicable Takeda Affiliates or its sub-licensee(s)) to comply with any provision of this Agreement, or with any applicable laws, regulations and/or administrative decisions relating to the Products, except in each case to the extent caused by the negligence or willful misconduct of SPI or its Affiliates.
     10.2 Indemnification by SPI.
     (a) SPI shall indemnify, defend and hold harmless Takeda from any Liability resulting from a claim, suit or proceeding made or brought by a third party against Takeda arising from or occurring as a result of (i) any breach of the representations and warranties made by SPI in Article 9; (ii) negligence of SPI in conducting any research, development, testing, manufacture, importation, use, offer for sale, sale or other distribution of any Product by SPI or sublicensees (including without limitation, product liability claims) or (iii) failure of SPI or sublicensees to comply with any provision of this Agreement, or with any applicable laws, regulations and/or administrative decisions relating to the Products, except in each case to the extent caused by the negligence or willful misconduct of Takeda, Takeda Affiliates or sub-licensee(s).
     (b) Notwithstanding anything herein contained to the contrary, if a product liability claim arises from (i) a design defect or defect in warning of the Product with respect to the Initial Indication or (ii) a delay or non-change of product package insert or labeling of the Product by

SPI despite Takeda’s good faith proposal to change them to maintain the safety of the Product, then such liability claim shall be dealt with in accordance with Section 10.2(a).
     10.3 The matters not covered by any of Section 10.1 or 10.2. If a product liability claim is made or brought by a third party against either or both Parties but is not covered by Sections 10.1 or 10.2, Takeda shall lead the defense of such claim. In case of such defense, each Party shall bear the cost for its counsel of its own choice. Takeda and SPI shall share any damage and loss by either or both Parties in connection with such product liability claim (but other than the cost for its counsel mentioned in the foregoing sentence) at a ratio of [**] respectively.
     10.4 Indemnification Process. In the event that any indemnified Party intends to claim indemnification under this Article 10 it shall promptly notify the other Party (the “indemnifying Party”) in writing of such alleged claim. The indemnifying Party shall have the sole right to control the defense and settlement thereof. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 10. The indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party, which the indemnifying Party shall not be required to give. In addition, the indemnifying Party shall be subrogated to the rights of the indemnified Party against any third party, and such indemnified Party hereby assigns to the indemnifying Party all claims, causes of action and other rights which the indemnified Party may then have against any third party, including Affiliates and sublicensees and, in the case of SPI, against any contract manufacturer of Product, with respect to the claim, suit or proceeding. Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that any Party fails to perform its indemnification obligations under this Article 10, such Party owing a duty of indemnification hereby assigns to the other Party all claims, cause of action and other rights which the Party owing such duty may then have against any third party, including Affiliates and sublicensees and, in the case of SPI, against any contract manufacturer of Product, with respect to the claim, suit or proceeding.
Article 11 CONFIDENTIALITY
     11.1 Non-Use and Non-Disclosure. Each Party acknowledges and agrees that all the other Party’s Confidential Information is confidential and proprietary to the disclosing Party. Each Party shall not use or disclose to any third party the other Party’s Confidential Information for any purpose other than as permitted or required hereunder. Each Party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, or consultants of the other Party’s Confidential Information as it applies to the protection of its own Confidential Information.
     11.2 Exclusions. Information shall not be considered Confidential Information hereunder if it:
          (a) was already in the possession of the receiving Party prior to its receipt from the disclosing Party, as shown by the receiving Party’s books and records;

          (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving Party, provided, Proprietary Product Information shall not be deemed to have entered the public domain by reason of its having been filed with any Regulatory Authority;
          (c) is, or becomes, available to the receiving Party from a source other than the disclosing Party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing Party with respect to it;
          (d) is made available on an unrestricted basis by the disclosing Party to a third party unaffiliated with the disclosing Party; or
          (e) is required to be revealed pursuant to law, provided, however, the receiving Party which is under any such requirement of law shall give reasonable notice to the disclosing Party of such requirement and shall cooperate with the disclosing Party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.
     11.3 Authorized Disclosures. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining financing from third parties or conducting pre-clinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosures of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, and with prior notice to the other Party of each third party with whom a confidential disclosure agreement is being entered into, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 11 to any third party for the purpose of carrying out the purposes of this Agreement
     11.4 Duration; Surviving Obligation. Each Party’s obligations of non-use and non-disclosure of the other Party’s Confidential Information shall apply during the term of this Agreement and shall also survive for a period of ten (10) years after its termination for any reason, provided, however, that if this Agreement is terminated earlier than the term set forth in Section 13.1, each party’s obligations under this Article11 shall survive ten (10) years after the expiration of the last Valid Licensed Patent.
Article 12 FORCE MAJEURE
     12.1 Notice. A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.
     12.2 Suspension of Performance. After an affected Party has given notice under Section 12.1, that Party shall be relieved of any liability under this Agreement, except for the obligation to pay amounts due and owing, but only to the extent and only for so long as the Force Majeure prevents performance, provided, however, that the Party so affected shall use reasonable efforts to avoid or remove such causes of non performance. The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amounts due and owing, to the extent that such suspension is commercially reasonable.
     12.3 Amendment or Termination. If the period of Force Majeure continues for more than one (1) year, the Parties shall meet and discuss whether the Agreement shall be amended or terminated.
Article 13 TERM AND TERMINATION
     13.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and unless earlier terminated in accordance with the provisions of this Article 13 or Section 12.3, shall continue in full force and effect until December 31, 2020.
     13.2 Termination for Breach. Either Party shall have the right to terminate this Agreement by written notice to the other Party, if such other Party, including its Affiliates and sub-licensee(s), (the “breaching Party”) is in material breach of its obligations under this Agreement and has failed to cure such breach within ninety (90) days after its receipt of written notice thereof from the non-breaching Party, provided that in the case of breach of any obligation to make payment as and when due hereunder, such cure period shall be thirty (30) days.
     13.3 Termination for Change of Control. If a Change of Control of either SPI or Takeda occurs (the “Change of Control Party”), then the other Party may request that the Change of Control Party confirms its intent to continue to comply with all of its obligation under this Agreement notwithstanding the Change of Control. If the Change of Control Party does not make such confirmation in writing to the other within thirty (30) Business Days of such request, or if the Change of Control Party subsequently breaches such written confirmation and fails to cure such breach within thirty (30) Business Days, the other Party may (with written notice to the Change of Control Party) immediately terminate this Agreement. If a Change of Control of Takeda occurs, then SPI may (with written notice to Takeda) immediately terminate this Agreement if the surviving entity is developing or is marketing a product that competes with the Products.
     13.4 Termination for Bankruptcy. Either Party may terminate this Agreement with written notice to the other Party if SPI, Takeda or Takeda Affiliates become insolvent, enters into a bankruptcy proceeding (either voluntarily or involuntarily) and such proceeding is not dismissed within sixty (60) days, makes an assignment for the benefit of its creditors or otherwise ceases to do business.
     13.5 Termination for Failure to Meet Net Sales Revenue. If Takeda (or, if applicable Takeda Affiliates or its sub-licensee(s)) fails to achieve the Net Sales Revenues set forth in Section 5.3, SPI may terminate this Agreement in accordance with the procedure set forth in Section 5.3(b) or 5.3(c).
     13.6 Termination for Special Situation. If it has become objectively clear that the NDA approval for C-IBS indication cannot be obtained in the United States, the Parties shall in good faith discuss and decide how to cope with the situation and whether to continue the Development and Commercialization of the Products under this Agreement. If, despite of such negotiation, both Parties cannot agree upon within a reasonable time to continue this Agreement, then either Party shall have a right to terminate this Agreement forthwith.
     13.7 Effect of Termination or Expiration. Upon any termination or expiration of this Agreement, the following provisions shall apply:
          (a) Takeda shall not be required to make any payments (including without limitation the Milestone Payments) which have not been incurred by SPI or are not due to SPI on the effective date of such termination.
          (b) The licenses granted to Takeda hereunder shall terminate on the effective date of such termination and SPI shall reacquire all rights granted to Takeda under the Article 2; provided, however, that notwithstanding any such termination or expiration, Takeda (or, if applicable Takeda Affiliates or its sub-licensee(s)) shall have the right to sell any remaining inventory of Products in the Initial Territory in the ordinary course of business and subject to the payment of royalties hereunder.
          (c) The Parties’ respective rights and obligations under Article 7 (Payments and Royalties), 10 (Indemnification), 14 (Limitation of Liability), 15 (Dispute Resolution) and 16 (Miscellaneous) shall survive termination or expiration of this Agreement. The Parties’ respective rights and obligations under Article 11 (Confidentiality) shall survive termination or expiration of this Agreement for the period stated therein.
     Article 14 LIMITATION OF LIABILITY
     14.1 Limitation of Liability. EXCEPT FOR ANY BREACH OF ARTICLE 11 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SIMILAR LOSSES OR DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. IN ADDITION, SPI AND ITS AFFILIATES SHALL NOT BE LIABLE TO TAKEDA IN THE EVENT THAT AN NDA IS NEVER ISSUED OR GRANTED OR NET SALES REVENUE ARE NEVER ACHIEVED.
     Article 15 DISPUTE RESOLUTION
     15.1 Negotiation. The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. Except as provided in Section 15.2, no formal dispute resolution shall be used by either Party unless and until the chief executive officer of SPI and the chief operating officer of Takeda each Party shall have attempted to meet in person to achieve such an amicable resolution.
     15.2 Reservation for Litigation. Notwithstanding Section 15.3 below, each Party expressly reserves the right to seek judicial relief from a court of competent jurisdiction if the other Party is or appears to be in violation of such other Party’s obligations of non-use and non-disclosure under Article 11 above, including, without limitation, any injunction or other preliminary relief.
     15.3 Arbitration. Subject to the reservation of the Parties under Section 15.2 above, any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Section 15.1 shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect on the Effective Date, as modified by Section 15.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be New York, New York, U.S.A. The arbitration shall be conducted in the English language by three (3) neutral arbitrators, one of which shall be selected by SPI, one of which shall be selected by Takeda and the other shall be selected by mutual agreement of two (2) arbitrators thus selected by the Parties, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC. At least one (1) arbitrator shall have knowledge of and experience in the pharmaceutical industry, and at least one (1) arbitrator shall have knowledge of and experience in international law and technology licensing.
     15.4 Special Rules. Notwithstanding any provision to the contrary in the Rules of Arbitration of the ICC, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules: (a) the arbitrators may not award or assess punitive damages against either Party; and (b) each Party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party.
     15.5 Survival. The duty of the Parties to arbitrate any dispute, controversy or claim under this Article 15 shall survive the termination of this Agreement for any reason.
Article 16 MISCELLANEOUS
     16.1 Entire Agreement. This Agreement, including Exhibits attached hereto and incorporated as an integral part of this Agreement, and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all previous agreements by and between the Parties as well as all proposals, oral or written, and all prior or contemporaneous negotiations, conversations or discussions between the Parties related to this Agreement.
     16.2 Relationship. The Parties are independent contractors and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither Party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other Party.
     16.3 Assignment. Neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party. This Agreement shall inure to the benefit of the Parties hereto and any permitted assignees. Any prohibited assignment shall be null and void.

     16.4 Notices; Language. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a Party specifies in writing. All reports, notices and communications required or permitted hereunder shall be in the English language.

If to Takeda:	Takeda Pharmaceutical Company Limited
1-1, Doshomachi 4-chome
Chuo-ku, Osaka 540-8645 Japan

Facsimile: 81-6-6204-2328
Attention: General Manager, Licensing Department

If to SPI:	Sucampo Pharmaceuticals, Inc.
4733 Bethesda Avenue, Suite 450
Bethesda, Maryland 20814
United States

Facsimile: 1-301-961-3440
Attention: Chief Executive Officer
     16.5 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York, USA, excluding its choice of law rules and the U.N. Convention on the International Sale of Goods.
     16.6 Amendment. This Agreement may not be modified or amended, in whole or in part, except by written agreement signed by both Parties.
     16.7 Severability. If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.
     16.8 Counterparts. This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.
     16.9 Waiver. No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

     16.10 Offset. The first Party may offset its payment to be made to the second Party against the payment to be made by the second Party to the first Party, provided that the second Party’s payment obligation is due and payable.
     16.11 No limitation of damages. No payments or agreements to pay under this Agreement (including those referred to as non-refundable) shall in any way preclude or limit the rights of either Party to seek the full recovery of its damages (subject to the limitations stated in Article 14 of this Agreement), or to seek equitable relief, for breach of this Agreement by the other Party.
     16.12 License Status in Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (“the Bankruptcy Code”), licenses of any rights to “intellectual property” as that term is defined under Section 101(35A) of the Bankruptcy Code. Upon the bankruptcy of any Party or Affiliate thereof, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments thereof, and the same, if not already in its possession, shall be promptly delivered to the non-bankrupt Party upon written request therefor, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Takeda Pharmaceutical Company Limited.		Sucampo Pharmaceuticals, Inc.

By	/s/ Yasuchika Hasegawa	By	/s/ Sachiko Kuno

Name: Yasuchika Hasegawa		Name: Sachiko Kuno, PhD
Title: President and Chief Operating Officer		Title: President and Chief Executive Officer

EXHIBITS

A.	Description of Compound

B.	Licensed Patents

C.	Licensed Trademarks

D.	List of Takeda Affiliates

E.	List of Pre-clinical and Clinical Trials as of the Effective Date

EXHIBIT A:
Description of Compound

Generic Name:	lubiprostone

Chemical names:	[**]
Code Name:	SPI-0211

CAS No:	136790-76-6

EXHIBIT B:
Licensed Patents

		Application
Title	Country	No.	Filing Date	Patent No.	Issue Date
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. CA	681031	4/5/1991	5225439	7/6/1993
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. CA	700895	5/13/1991	5166174	11/24/1992
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV	925220	8/6/1992	5284858	2/8/1994
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV	08/53487	4/28/1993	5428062	6/27/1995
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. CA	08/53561	4/28/1993	5380709	1/10/1995
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV2	08/401675	3/10/1995	5886034	3/23/1999
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	U.S.A. DIV3	09/073253	5/6/1998	6265440	7/24/2001
PROSTAGLANDINS E AND ANTI ULCERS CONTAINING SAME	Canada	557407	1/26/1988	1323364	10/19/1993
CATHARTICS	U.S.A. CA2	996495	12/30/1992	5317032	5/31/1994
CATHARTICS	Canada	578500	9/27/1988	12312014	12/29/1992
BICYCLIC COMPOUNDS COMPOSITION AND METHOD FOR STABILIZING THE SAME	U.S.A.	09/688351	10/16/2000	6583174	6/24/2003
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
ANTI-CONSTIPATION COMPOSITION	U.S.A.	09/655760	9/5/2000	6414016	7/2/2002
ANTI-CONSTIPATION COMPOSITION	U.S.A. DIV	10/138650	9/5/2000	6610732	8/26/2003
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Application
Title	Country	No.	Filing Date	Patent No.	Issue Date
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

*	Canada from PCT

**	U.S.A. and Canada from PCT

EXHIBIT C:
Licensed Trademarks
AVANILE
ENSUVA
ETREVA
LYTENA
MOTULA
RELOPAN

EXHIBIT D:
List of Takeda Affiliates
Takeda Pharmaceuticals North America, Inc.

EXHIBIT E:
List of Pre-clinical and Clinical Trials as of the Effective Date (Attached)